Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is made and entered into as of September 3, 2012 by and between AVIANA, CORP. (“AVIANA, CORP."), having offices at  19 Broniewskiego Street, Wlodawa, Poland 22200  and Spółdzielnia Mieszkaniowa "UDP" ("Client") having offices at 6/A F. Nowowiejskiego St., Lublin Poland 20880.

Background

AVIANA, CORP. is in the business of EMF, Microwave, Electrical and Ionizing detection, shielding and protection and offers services which incorporate site checks to establish the areas of concern, measure and mitigate both the magnetic and electrical fields, prepare assessment surveys, offer advice on how to protect clients from potentially damaging radiation, EMI investigations and  EMF consulting services. Client is interested in having AVIANA, CORP.  provide Client with such services, and AVIANA, CORP. desires to provide such services to Client, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Performance of Services

1.1 AVIANA, CORP. shall provide Client with radiofrequency electromagnetic fields testing at 3 Krysztalowa Street, Lublin, Poland ("Services") and prepare the written findings report respecting the radiofrequency electromagnetic fields testing conducted at the Client’s facilities ("Work Product") during the Term of its engagement as further described in Exhibit A attached hereto.

1.2 AVIANA, CORP. shall provide employees ("AVIANA, CORP. Personnel") who shall be qualified to perform the Services and deliver Work Product pursuant to the standards set forth in this Agreement. All work performed by AVIANA, CORP.'s Personnel shall be in accordance with applicable industry standards and any specifications pertinent to the Services and this Agreement.

1.3 While performing Services at the Client's facilities, AVIANA, CORP.’s Personnel shall abide by all of Client's written safety, security and facilities’ rules and procedures. For Services being performed at the Client's facilities, the Client shall provide AVIANA, CORP.’s Personnel with necessary access during normal business hours to its facilities.

2. Term/Termination

This Agreement shall be in full force and effect as of the date hereof through and including that period which ends three (3) full months after the date of this Agreement. Either party may terminate this Agreement in the event of the bankruptcy, insolvency, or assignment for the benefit of creditors of the other party, in the event the other party fails to comply with the terms of this Agreement, or on thirty (30) days written notice.

3. Payment Terms

3.1 AVIANA, CORP. shall be paid $100.00 per hour for services rendered to the Client under this Agreement.  AVIANA, CORP. will invoice Client for Services performed. Client shall pay each invoice upon receipt. In the event invoices are not paid within thirty (30) days after the invoice date, Client shall pay to AVIANA, CORP. interest on the outstanding amounts at the rate equal to one and one-half percent (1.5%) per month and Client shall be liable for all of AVIANA, CORP.’s costs, fees and expenses (including reasonable attorneys' fees and expert fees and expenses), incurred in connection with AVIANA, CORP.’s efforts to collect any amounts due.

3.2. In addition to the amounts set forth above, Client shall reimburse AVIANA, CORP. for its necessary expenses (including travel, accommodation, subsistence, telecommunications and other typical expenses) incurred in the performance of the Services and the creation of the Work Product. Travel and business expenses shall be in accordance with policies and procedures applicable to Client employees. In no event shall AVIANA, CORP. incur, or be reimbursed for, charges under this Agreement in excess of one thousand United States Dollars ($1,000) unless this amount has been expressly approved in writing in a document signed by Client.

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4. Standards of Performance/Warranties

AVIANA, CORP. hereby represents and warrants to Client as follows:

4.1 The Services and Work Product shall be of professional quality and conform to generally accepted industry practices.

4.2 All AVIANA, CORP. work shall be subject to acceptance by Client. For purposes of this Agreement, AVIANA, CORP.’s Services and Work Product shall be "Accepted" if such Services have been performed substantially in accordance with the standards set forth in Section 4.1 above and are consistent with any specifications set forth in this Agreement and Exhibit A. After completion of the Services Client shall have a period of thirty (30) days to review such Services or Work Product and unless such Services or Work Product are rejected within such thirty (30) day period, such Services shall be deemed Accepted.

5. WARRANTY LIMITATIONS

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

6. LIMITATIONS ON LIABILITY

AVIANA, CORP.’S LIABILITY UNDER THIS AGREEMENT WITH REPSECT TO A GIVEN PROJECT SHALL BE LIMITED TO THE AMOUNT OF FEES RECEIVED BY AVIANA, CORP. UNDER THIS AGREEMENT WITH RESPECT TO SUCH PROJECT.

7. Relationship of the Parties

It is understood and agreed that AVIANA, CORP. will provide the Services and Work Product to Client as an independent contractor and neither AVIANA, CORP. nor any of AVIANA, CORP.’s Personnel shall be considered an agent or employee of Client. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any Services hereunder.

8. Confidential Information

Other than in the performance of this Agreement, neither AVIANA, CORP. nor AVIANA, CORP.'s employees, shall use or disclose to any person or entity any Confidential Information of Client (whether in written, oral, electronic or other form), which is obtained from Client or otherwise prepared or discovered either in the performance of this Agreement, through access to Client and information (collectively, “Confidential Information”), or while on Client's premises.

9. Arbitration

The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement by consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may, by written notice to the other, demand that the dispute be submitted to arbitration. The venue for any such arbitration shall be in Wlodawa, Poland.

10. Notices

Any notice, request, consent, demand, offer, acceptance or other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested (and shall be deemed delivered on the date received for delivery by the Postal Service whether or not accepted), or by telefax, electronic mail or similar transmission on the date received (provided there is verification of delivery), or by overnight delivery service, charges prepaid, on the date received, addressed to the parties hereto at their respective addresses as follows:

(a) If to AVIANA, CORP.:

AVIANA, CORP.

19 Broniewskiego Street

Wlodawa, Poland 22200

Attention: Ms. Liudmila Yuziuk

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(b) If to Client:

Spółdzielnia Mieszkaniowa “UDP”

6/A F. Nowowiejskiego Street,

20880 Lublin

Attention: Urszula Wróbel

or to such other address or addresses and to the attention of such other person or persons as either of the parties hereto may notify the other in accordance with the provisions of this Agreement.

11. Entire Agreement

This Agreement (together with the agreements, certificates, and any other documents referred to herein), sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto, with respect to the subject matter hereof, and supersedes all prior and contemporaneous writings (including requests for proposals and responses thereto), agreements and understandings, inducements or conditions pertaining thereto, expressed or implied, oral or written, except as contained herein.

12. Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned in whole or in part without the prior written consent of the other party; provided, however, this Agreement may be assigned by either party to a purchaser of all or substantially all of the assets of such party or the survivor of a merger of such party and another entity or any other such successor of such party’s business.

13. Governing Law

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of Poland, notwithstanding any conflicts of laws, doctrines of such states or other jurisdictions to the contrary.

14. Amendments

No amendment, alteration or modification of this Agreement shall be valid unless each such instance, amendment, alteration or modification is expressed in a written instrument duly executed by both parties hereto. No Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of such term, covenant or condition, but the obligations of the parties, with respect thereto, shall continue in full force and effect.

15. Counterparts

This Agreement may be executed in any number of counterparts, which when taken together shall constitute an original document.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the day and year first above written.

AVIANA, CORP.

By: /s/ Liudmila Yuziuk

Name: Liudmila Yuziuk

Title: Director

Spółdzielnia Mieszkaniowa "UDP"

By: /s/ Urszula Wróbel

Name: Urszula Wróbel

Title:  Manager

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E X H I B I T  A

SCOPE OF WORK

AVIANA, CORP. located at 19 Broniewskiego Street, Wlodawa, Poland 22200 has been contracted by Spółdzielnia Mieszkaniowa " UDP" ("Client") located at 6/A F. Nowowiejskiego St., Lublin Poland 20880 to provide consulting service in the radiofrequency electromagnetic field (EMF) detection, shielding and protection. Client is interested in having AVIANA, CORP.  provide Client with such services, and AVIANA, CORP. desires to provide such services to Client, all pursuant to the terms and conditions of this Agreement. AVIANA’s specific areas of services include but are not limited to the following:

Location to be measured:

1. high rise building at 3 Krysztalowa Street, Lublin Poland. Measurement of the radiofrequency electromagnetic field intensity levels will be taken at 9 different locations around the site. Five measuments will be taken outside of the building where the public has general access and four measuments will be taken inside of the building.

Services to be provided:

1. incorporate facility check to establish areas of concerns for the building located at 3 Krysztalowa Street, Lublin Poland;

2. measure the radiofrequency electromagnetic field intensity levels both inside and outside of the building;

3. prepare assessment surveys;

4. offer advice on how to protect clients from potentially damaging radiation;

5. prepare a written recommendation for shielding of the radiofrequency electromagnetic field levels (EMF);

6. give verbal or written recommendations or instructions via phone, mail or email regarding any Client’s questions that are not mentioned above, but are related to EMF detection, shielding and protection.

Method:

1. all readings will be taken as a percentage of the general population limit and will be measured over a six minute period;

2. both the cumulative total maximum value and the six minute time averaging radio frequency intensity values will be logged for each RF probe.

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